Exhibit 99.1

Flux Power Q1 ’17 Revenues Rose 71% to $293,000 on Initial Sales Ramp

of Lithium-Ion Batteries for “Walkie” Pallet Jack Forklifts

Vista, CA – November 10, 2016 -- Flux Power Holdings, Inc. (OTCQB: FLUX), a developer of lithium-ion batteries to replace lead-acid power in forklifts and other industrial equipment, reported increased sales of its LiFT Pack batteries for Class III “walkie” pallet jack forklifts for its first quarter of fiscal 2017 (Q1 ‘17) ended September 30, 2016. In lieu of a conference call, Flux will take and respond to investor questions in an online Q&A, details below.

Q1 ‘17 revenues rose 71% to $293,000 compared to $171,000 in Q1 ‘16, principally reflecting the commercial rollout of UL 2271 Listed lithium-ion LiFT Pack batteries. Q1 ‘17 per unit LiFT Pack sales increased 77% in comparison to Q1 ‘16. The increased revenues demonstrate Flux customers’ continued confidence in its LiFT Pack solutions following an over six-month period of transition as the Company focused on obtaining UL approval, implementing product enhancements and building out its commercial production lines. Flux also shipped more than 40 demo and consignment packs to distributors and dealers during Q1 ‘17.

During the first half of September, Flux achieved a production run-rate in line with its monthly production goal of 100 LiFT Packs per month and is now working to build production capabilities to 200 packs per month by the end of January 2017. Flux will continue to allocate a portion of LiFT Pack production for use as consignment inventory and demo units for evaluation by end-users and distribution partners. Such ‘seeding’ of the market is a necessary precursor to accelerating sales and industry adoption.

Q1 ‘17 cost of sales increased 93% to $460,000 compared to $238,000 in Q1 ‘16, reflecting higher unit sales as well as ongoing warranty expense related to first-generation pilot packs. Starting in October 2017, Flux commenced a strategic sourcing initiative, resulting in nearly a 20% decrease in its average per unit cost by transitioning key parts to lower cost vendors. This sourcing improvement is expected to advance Flux’s commercial LiFT Pack production into a positive gross profit position from negative gross margins recognized during limited production pack development and beta version piloting. Flux has a clear roadmap for design, production and procurement initiatives which should further improve margins over the next six - twelve months.

Selling and administrative expenses increased to $647,000 in Q1 ‘17 from $555,000 in Q1 ‘16, due to expanded sales, marketing and customer relationship expenses required to support the LiFT Pack commercial rollout, as well as increased legal and consulting fees associated with continued financing efforts. Flux incurred research & development expenses of $290,000 in Q1 ’17,slightly below $336,000 in Q1 ‘16. Flux’s Q1 ‘17 net loss rose to $1.2M from $1.0M in Q1 ‘16, with a loss per share of $0.01 in both periods.

CEO, Ron Dutt, commented, “The industry response to our UL listed LiFT Packs continues to build in scope and excitement, with new inquiries, proposal requests or distribution interest being demonstrated almost daily. At this point our growth trajectory over the next few quarters is principally a function of our production, operations and sales execution because anticipated demand from our existing customers and the available market is substantially greater than our planned production levels.

“Having completed design, testing, and OEM certifications early in calendar 2016, we have built out a high-quality assembly and testing capability that now supports the production of over 100 packs per month with a wholesale value of approximately $300,000. We are now working to ramp production to 200 packs per month, or roughly $600,000 per month, during Q3 ‘17. We also completed the first step in a series of planned sourcing, economies of scale and design cost reduction initiatives that will put our LiFT Pack business on a solid and profitable gross margin footing.

“While our current focus is on the lead-acid replacement opportunity, our longer term vision is to position Flux LiFT Packs as a distributor/dealer or OEM option for new equipment sales. We are also planning to address on the larger scale, higher average selling price opportunities presented in the Class I and Class II lift equipment markets which we have been encouraged to pursue as we get our Class III business on a strong footing.

“Additionally, the airport ground support equipment (GSE) industry offers future growth opportunities in the next few quarters. A major airline carrier recently completed testing of our ‘GSE Pack’, and initial discussions have commenced with the carrier and our distributor regarding a significant purchase order. Flux is being supported by a leading ground service equipment distributor that has arranged other trials.

“Finally, to further build awareness of Flux and the lithium paradigm shift we are bringing to industrial equipment, we will be participating at the LD Micro Main Event http://www.ldmicro.com/events in Los Angeles, on Wednesday, December 7. We look forward to meeting with investors at the conference.”

An estimated 150,000 Class III electric walkie pallet jacks are currently in use in North America, powered by traditional lead-acid battery power. This represents a total addressable market (TAM) for lead-acid replacement of over $500 million, excluding the Class III end rider market opportunity with a TAM over $700 million. The Class I forklift market provides an added future market opportunity well in excess of $1 billion.

Flux Financing:

Flux has funded its working capital through a combination of borrowings under a line of credit from its largest shareholder, Esenjay Investments, LLC, as well as through private placements of common stock. Between May and August 2016, Flux raised $2.1M through the private placement of common stock priced at $0.04 per share. Concurrent with these placements, approximately $1.8M in outstanding credit line borrowings and payables were converted into common stock, also at $0.04 per share. Reflecting these transactions, as of September 30, 2016, Flux had approximately 250M common shares outstanding and $920,000 outstanding under its credit facility with $2.6M in remaining borrowing capacity.

Flux Investor Q&A:

In place of past modest conference call participation, Flux is focusing its resources on a more direct and focused investor Q&A process:

●	Submit questions via email to flux@catalyst-ir.com or call Chris Eddy at our investor relations firm 212 924 9800.
●	Flux will post questions and answers on its Flux blog along with social media links through its @FluxPowerIR Twitter account, referenced to $FLUX.

About Flux Power Holdings, Inc. (www.fluxpwr.com)

Flux Power develops advanced lithium-ion batteries for industrial uses, including its first-ever UL 2271 Listed lithium-ion “LiFT Pack” forklift batteries. Flux solutions utilize its proprietary battery management system (BMS) and in-house engineering and product design. Flux batteries deliver improved performance, extended cycle life and lower total cost of ownership than legacy lead-acid solutions. Flux sells primarily to lift equipment OEM’s, their dealers and battery distributors. Products include advanced battery packs for motive power in the lift equipment, airport ground support equipment, and portable power markets, as well as specialized equipment such as robotic mining equipment.

Flux Blog:     Flux Power Currents

Facebook:     FLUXPower

Twitter      Company: @FLUXpwr Investor Relations: @FluxPowerIR

LinkedIn     Flux Power

This release contains projections and other "forward-looking statements" relating to Flux’s business, that are often identified by the use of "believes," "expects" or similar expressions. Forward-looking statements involve a number of estimates, assumptions, risks and other uncertainties that may cause actual results to be materially different from those anticipated, believed, estimated, expected, etc. Such forward-looking statements include the development and success of new products, projected sales, the Company’s ability to timely obtain UL Listing for its products, the Company’s ability to fund its operations, distribution partnerships and business opportunities and the uncertainties of customer acceptance of current and new products. Actual results could differ from those projected due to numerous factors and uncertainties. Although Company believes that the expectations, opinions, projections, and comments reflected in these forward-looking statements are reasonable, Company can give no assurance that such statements will prove to be correct, and that the Company’s actual results of ☒operations, financial condition and performance will not differ materially from the ☒results of operations, financial condition and performance reflected or implied by these forward-☒looking statements. Undue reliance should not be placed on the forward-looking statements and Investors should refer to the risk factors outlined in our Form 10-K, 10-Q and other reports filed with the SEC and available at www.sec.gov/edgar. These forward-looking statements are made as of the date of this news release, and Company assumes no obligation to update these statements or the reasons why actual results could differ from those projected.

Flux, Flux Power and associated logos are trademarks of Flux Power Holdings, Inc. All other third party brands, products, trademarks, or registered marks are the property of and used to identify the products or services of their respective owners.

Media & Investor Relations:

Catalyst Global LLC

Chris Eddy

212-924-9800

flux@catalyst-ir.com